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DARDEN ANNOUNCES RESIGNATION OF JEFFREY C. SMITH FROM BOARD OF DIRECTORS;
CHARLES M. SONSTEBY ELECTED CHAIRMAN

ORLANDO, Fla. (April 5, 2016) – Darden Restaurants, Inc. (NYSE: DRI) today announced that Jeffrey (Jeff) C. Smith has resigned from its Board of Directors effective April 4, 2016. Mr. Smith had served on the Board of Directors and as the Company’s Chairman of the Board since October 2014. With the announcement of Mr. Smith’s departure, the Board unanimously elected Charles (Chuck) M. Sonsteby, a current independent director, as Chairman. The Company now has ten directors.

“It is with mixed emotion that I leave the Board of Directors,” said Smith. “I will thoroughly miss working with the capable and talented people throughout the Company and I am so incredibly proud of what we have been able to accomplish together. I am able to move on to other projects at this time because of the outstanding chemistry and capabilities of both the Board and management. While I am sorry to leave my friends at Darden, I am fully confident in Gene’s terrific leadership and execution and I know that Chuck will be an outstanding Chairman. Once again, thank you to the Board, to Gene and to the Darden family for allowing us to grow and achieve together.”

Mr. Sonsteby was named a director of the Company in October 2014 and has served as Chair of the Nominating and Governance Committee since 2015. He is currently the Chief Administrative Officer and Chief Financial Officer of The Michaels Companies, Inc. Prior to joining Michaels, Mr. Sonsteby served in various capacities at Brinker International, Inc. beginning in March 1990, including as Executive Vice President and Chief Financial Officer from 2001 until 2010.

“I am humbled by the opportunity to chair the Board of Directors of this great company,” said Sonsteby. “I look forward to leading this strong Board of talented directors and partnering with Gene and his team to continue to deliver value for all of our stakeholders. I would like to thank Jeff for his terrific leadership and extraordinary efforts and wish him well with his other endeavors.”

In regards to these announcements, Darden Chief Executive Officer and member of the Board of Directors, Eugene (Gene) I. Lee, Jr. said, “On behalf of Darden’s Board of Directors and management team, I would like to thank Jeff for the outstanding leadership he has provided the Company during his tenure as Chairman. With his vision, efforts and constructive attitude, we formed a strong partnership, helping Darden accomplish a number of extraordinary feats over the last 18 months, including regaining our position as a leader in full-service dining, re-establishing a guest and employee-focused culture of excellence, and completing the spinoff of Four Corners Property Trust. I look forward to working with Chuck in his new capacity as Chairman. He is a proven leader with extensive industry experience, which makes him uniquely qualified to lead the Board at this time.”

About Darden
Darden Restaurants, Inc., (NYSE: DRI) owns and operates more than 1,500 restaurants that generate $7.0 billion in annual sales. Headquartered in Orlando, Florida, and employing 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. Our restaurant brands – Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House – reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

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